Exhibit 99.28(d)(xxvii)

AMENDMENT NO. 7 TO THE INVESTMENT ADVISORY AGREEMENT

This AMENDMENT No. 7 to the Investment Advisory Agreement (as defined below) is made and effective as of August 3, 2020 (the “Amendment”), by and between OLD WESTBURY FUNDS, INC. (the “Fund”) and BESSEMER INVESTMENT MANAGEMENT LLC (the “Adviser”). Terms not otherwise defined herein shall have the meanings ascribed thereto in the Investment Advisory Agreement.

WHEREAS, the Fund and the Adviser are parties to the Investment Advisory Agreement, dated as of September 1, 2010, as amended (the “Investment Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Portfolios; and

WHEREAS, the Fund and the Adviser desire to amend the Investment Advisory Agreement solely to reflect the creation of Old Westbury Credit Income Fund, a new series, as set forth in Schedule A thereto.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                 Schedule A to the Investment Advisory Agreement is hereby deleted in its entirety and replaced with Schedule A hereto.

2.                  The Investment Advisory Agreement, as expressly amended hereby, shall continue in full force and effect.

3.                  This Amendment may be executed by any physical or electronic means permissible under applicable law and in counterpart, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers as of the date first written above.

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER INVESTMENT MANAGEMENT LLC

By:	/s/ Holly MacDonald
Name:	Holly H. MacDonald
Title:	President

SCHEDULE A

Portfolio	Advisory Fee Rate Average Net Assets

Old Westbury All Cap Core Fund	• 0.75% up to $500 million • 0.70% in excess of $500 million and up to $1 billion • 0.65% in excess of $1 billion
Old Westbury Fixed Income Fund	• 0.45% up to $500 million • 0.40% in excess of $500 million and up to $1 billion • 0.35% in excess of $1 billion
Old Westbury Municipal Bond Fund	• 0.45% up to $500 million • 0.40% in excess of $500 million and up to $1 billion • 0.35% in excess of $1 billion
Old Westbury Small & Mid Cap Strategies Fund	0.85%

Old Westbury Large Cap Strategies Fund	• 0.90% up to $1.25 billion • 0.85% in excess of $1.25 billion and up to $2.5 billion • 0.80% in excess of $2.5 billion
Old Westbury Multi-Asset Opportunities Fund	• 1.10% up to $1.25 billion • 1.05% in excess of $1.25 billion and up to $2.5 billion • 1.00% in excess of $2.5 billion
Old Westbury All Cap ESG Fund	• 0.75% up to $500 million • 0.70% in excess of $500 million and up to $1 billion • 0.65% in excess of $1 billion
Old Westbury California Municipal Bond Fund	• 0.45% up to $500 million • 0.40% in excess of $500 million and up to $1 billion • 0.35% in excess of $1 billion
Old Westbury New York Municipal Bond Fund	• 0.45% up to $500 million • 0.40% in excess of $500 million and up to $1 billion • 0.35% in excess of $1 billion
Old Westbury Credit Income Fund	• 0.65% up to $500 million • 0.60% in excess of $500 million and up to $1 billion • 0.55% in excess of $1 billion